Exhibit 10.41
July 12, 2010	7000 Shoreline Court, Suite 370 South San Francisco, CA 94080 Ph. (650) 588-6784 Fax. (650) 228-2754

Dear Nandan,

I am delighted to offer you the position of Vice President of CMC at Hana Biosciences, Inc.  You will report to the Office of the President.  Your start date with the Company will be on or before Monday, August 2, 2010.

Your base salary will be $225,000 per year (gross, less legally required withholding and other required deductions, and any deductions that you voluntarily authorize in writing), paid semi-monthly.  Your target under our bonus program, conditional upon approval from Hana’s Board of Directors, and additionally based upon your performance as judged by your manager, will be 25% of your pro-rated base salary for the remainder of the calendar year in which you start.

You will also be granted an option to purchase 100,000 shares of Hana stock which vest one-third on the first anniversary of your start of employment and subsequently in 24 equal monthly installments over two years.  The price of your options will be the closing price of Hana common stock, as reported on OTC Bulletin Board, on the last business day prior to your first day of employment.  Any future stock options will be granted per guideline then in place for all employees of the company, based on performance and contributions as determined by the company’s Board of Directors.

If your employment with Hana is terminated by Hana without “cause,” or if you terminate your employment with Hana for “good reason,” then you shall be entitled to continue receiving your then current annualized base salary for a period of six months following such termination, provided, however, Hana shall have no obligation to pay any compensation or other consideration following the termination of your employment unless you execute a separate agreement releasing Hana and entities and persons associated with Hana from any and all claims relating to or in connection with your employment, including the termination of your employment.  For purposes of this letter, the term “cause” means any of the following actions committed by you:

(1)	Willful and repeated failure, disregard or refusal by you to perform your employment duties;

(2)
Willful, intentional or grossly negligent act by you having the effect of injuring, in a material way (whether financial or otherwise), the business or reputation of Hana or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of Hana or its affiliates;

(3)
Willful misconduct by you in respect of your duties or obligations, including, without limitation, insubordination with respect to lawful directions received by you from the Chief Executive Officer, unless such direction was contrary to directions given by the Board;

(4)	Your conviction of any felony or a misdemeanor involving a crime of moral turpitude (including entry of a nolo contendere plea);

(5)
Hana’s determination based upon clear and convincing evidence, after a reasonable and good-faith investigation following a written allegation by another Hana employee, that you engaged in material harassment prohibited by law (including, without limitation, age, sex or race discrimination);

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(6)	Any misappropriation or embezzlement by you of Hana’s (or its affiliates’) property (whether or not a misdemeanor or felony); or

(7)
A material breach by you of any of your obligations under any other agreement or Hana policy, including, without limitation, Hana’s code of ethics, employee manual and any invention assignment, confidentiality and non-solicitation agreement(s).

For purposes of this letter, the term “good reason” means (i) a reduction in your annual base salary or annual target bonus rate or a material reduction in the benefits provided to you by Hana taken as a whole, in each case without your consent, but not if all senior executives of Hana incur any such reduction in compensation or other benefits; or (ii) a significant reduction in your duties and responsibilities; provided, however, that an event shall not constitute “good reason” unless you first notify Hana of such event in writing (including by email) within 30 days of the date you became aware of such event and the event is not corrected by Hana to your reasonable satisfaction within 30 days of the date of your written notice to Hana.

Hana Biosciences, Inc. provides its employees with a benefit package, paid medical, dental, life and disability programs, you will be eligible to participate in our 401k plan and Employee Stock Purchase Plan.  You will also be entitled to 3 weeks of vacation pro-rated for the remainder of the calendar year in which you start.  This offer of employment is also conditioned upon your entry into an invention assignment, confidentiality and non-solicitation agreement, in the Company’s standard form.

Even though some provisions in this offer letter refer to future dates, they are only reference points for certain events that are scheduled for as long as you are employed.  Your employment with Hana is for an indefinite term, and nothing in this Letter modifies your at-will employment relationship with the Company.  This offer expires on July 15, 2010.

Nandan, I believe you will make a significant contribution to Hana, and that we will in turn provide an environment where you will grow, learn and thrive.  The entire Hana team looks forward to the opportunity to work with you.

Sincerely yours,

/s/ Steven R. Deitcher

Steven R. Deitcher
President, CEO and Board Member

Accepted: /s/ Nandan Oza                                                                           Date: July 26, 2010

Start Date:  August 2, 2010